ABH (TSX, NYSE)

US$

ABITIBIBOWATER SHOWS SIGNIFICANT IMPROVEMENTS IN

Q1 OPERATING RESULTS

•	On Track to Achieve Synergy Goal of $375 Million; Realizes Annual Synergy Run Rate of Over $180 Million at End of Q1

•	Increases Asset Sales Target to $750 Million in 2009; Achieves Asset Sales of Approximately $220 Million to Date

•	Examines Newsprint Capacity Conversions to Coated and Other Value-Added Papers

•	Phase 2 Review of Operations Continues

MONTREAL, May 8, 2008 – AbitibiBowater Inc. today reported a net loss for the first quarter 2008 of $248 million, or $4.32 per diluted share, on sales of $1.7 billion. These results compare with a net loss of $35 million, or $1.19 per diluted share, on sales of $772 million for the first quarter of 2007, which consisted of only Bowater Incorporated results.

The Company’s 2008 first quarter results reflect the full quarter results for Abitibi-Consolidated Inc. and Bowater Incorporated as a combined company following their combination on October 29, 2007.

First quarter 2008 special items, net of tax, consisted of the following: a $44 million gain relating to foreign currency changes, a $16 million gain on asset sales, a $17 million loss related to asset closures and severance and a $76 million charge related to tax adjustments. Excluding these special items, the net loss for the quarter would have been $215 million, or $3.74 per diluted share. Reconciliations of non-GAAP measures are contained in Notes 5 and 6 of this release.

“Important progress was achieved during the first full quarter of AbitibiBowater,” stated President and CEO David J. Paterson. “We set out with a disciplined approach and a commitment to deliver sustainable long-term value. Our EBITDA improvement, this quarter over the fourth quarter of last year, is an important step in positioning the Company as the industry’s great turnaround story.”

During the first quarter, AbitibiBowater successfully completed a series of financing transactions, totaling $1.4 billion, designed to address near-term debt maturities and general liquidity needs for its Abitibi-Consolidated subsidiary.

SEGMENT DETAIL

Coated Papers

Earnings for the coated papers segment for the first quarter increased $19 million from the fourth quarter to $34 million and EBITDA improved from $24 million to $44 million. The Company’s average transaction price for coated papers increased $77 per short ton during the quarter, while average operating costs decreased $21 per short ton due to less repair spending. The Company has implemented an April price increase of $60 per short ton.

Market Pulp

Earnings for the market pulp segment of $31 million for the first quarter were flat compared to the fourth quarter of 2007, while EBITDA improved from $44 million to $45 million. The average market pulp transaction price for the Company increased $23 per metric ton. Average operating costs increased $16 per metric ton compared to the fourth quarter, mainly as a result of higher fiber and energy costs.

Newsprint

For the first quarter, the newsprint segment had a loss of $69 million, compared to a loss of $79 million for the fourth quarter, while EBITDA improved from a negative $11 million to a positive $14 million. The Company’s average transaction price increased $26 per metric ton. Average operating costs increased $7 per metric ton, compared to the fourth quarter. The Company has implemented the previously announced $20 per metric ton per month price increases for newsprint for the first five months of this year and anticipates implementing the June $20 per metric ton price increase.

Specialty Papers

The specialty papers segment had a loss of $39 million, compared to a loss of $46 million for the fourth quarter and EBITDA improved from $8 million to $30 million. The Company’s average transaction price increased $22 per short ton during the quarter, while average operating costs decreased $4 per short ton. The Company is implementing announced April price increases, averaging $50 to $60 per ton, for most grades of uncoated mechanical papers.

Wood Products

For the first quarter, the wood products segment had a loss of $35 million, compared to a loss of $59 million for the fourth quarter and EBITDA improved from a loss of $50 million to a loss of $24 million. The average transaction price for the Company decreased $5 per thousand board feet, while average operating costs decreased $57 per thousand board feet compared to the fourth quarter due primarily to the idling of higher cost facilities.

Strategic Review

In November 2007, AbitibiBowater announced the results of a Phase 1 comprehensive strategic review, which resulted in the removal of approximately 1 million metric tons of unprofitable newsprint and commercial printing paper capacity and 500 million board feet of wood products from the marketplace.

The Phase 1 announcement also: increased the Company’s annual synergy target to $375 million from the $250 million target announced at the time of the Company’s merger; identified $500 million in asset sales through the sale of the Snowflake (Arizona) newsprint mill as well as non-core assets; suspended the dividend; and committed to a further review of all aspects of the business in Eastern Canada in light of inherent competitive disadvantages. AbitibiBowater confirmed today that the announced closures were completed early in the first quarter of 2008 and other commitments are on track to be met or exceeded.

“When the merger closed, we began a strategic review of all aspects of the new company and committed to take decisive action to be a stronger, more sustainable organization,” said John W. Weaver, Executive Chairman. “We are making good progress and are beginning to benefit from improving business conditions. AbitibiBowater remains focused on continued cost reductions, improvement of our manufacturing platform and better positioning the Company in the global marketplace.”

Phase 2 Update

Since November, the Company has engaged in discussions with governments, employees, communities and other stakeholders to reduce operating costs, enhance the viability of several operations and improve overall competitiveness. These actions, in addition to increased market prices for Company products, are improving financial results. AbitibiBowater expects improved quarter-over-quarter profitability based on stronger business fundamentals, announced price increases, operating efficiencies and synergies. Significant progress has been made; however, at this time, no paper mill closures or idlings are being announced beyond the continued indefinite idling of the Mackenzie (British Columbia) and Donnacona (Quebec) paper mills.

Cooperative efforts with stakeholders have enhanced the competitiveness of various Company facilities such as the woodland and sawmill operations in the Lac-Saint-Jean (Quebec) region. Collaborative outreach will continue in all of Eastern Canada in light of market conditions as well as high labor, energy and fiber costs, further exacerbated by the strong Canadian dollar. AbitibiBowater will maintain a flexible approach and may take further restructuring actions, if required.

“We will continue our collaborative approach with various stakeholders in an effort to find long-term, sustainable solutions,” stated Mr. Paterson. “We are confident AbitibiBowater is taking the right steps to manage our business and set the stage for meaningful improvement in earnings, efficiencies and overall growth.”

Recognizing the challenges facing the North American newsprint market, AbitibiBowater continues to realize success in diversifying its sales to international markets, in the more than 90 countries where its products are already sold. The Company is committed to expanding sales in growing markets. To further the expansion of the global sales effort, the Company will work with North American governments and other stakeholders to ensure needed infrastructure improvements at ports supporting operations.

The Company will raise the bar in continued cost reduction efforts and look to increase profitability on some of its paper machine assets by considering the conversion of newsprint capacity to coated and other value-added papers over the next several years. Such conversions would be expected to generate higher returns. Management expects to complete the first stage of this review by the third quarter of 2008 and is considering the possibility of manufacturing a light-weight coated product, containing recycled content. The Company is confident in its ability to successfully convert a newsprint machine to a high-margin product, based in part on the Catawba (South Carolina) mill success story.

AbitibiBowater also formally announced today two new product offerings, EcoLaser™ and Ecopaque™. These uncoated freesheet substitutes represent innovative solutions for the printing industry, providing environmental benefits while also reducing costs for end-users. “We will continue to support growth and diversification of our product mix while positioning the Company as the wise choice for environmentally sensitive customers, offering sustainable solutions to them and their clients,” stated Mr. Weaver.

In addition to removing 500 million board feet of lumber capacity through Phase I actions, the Company has further lowered its high-cost lumber capacity through consolidations, idlings and various temporary shutdowns at sawmills. The cumulative effect of these measures has reduced AbitibiBowater’s lumber capacity to nearly 50% of pre-merger levels, resulting in an avoided cost of $45 per fbm. Furthermore, production costs at operating sawmills have been reduced by 7% in the first quarter of 2008.

The Company confirms that it expects to meet the asset sales target of $500 million by the end of 2008, having achieved sales of approximately $220 million to date. AbitibiBowater is targeting an additional $250 million in asset sales by the end of 2009. The Company has launched a process for the sale of its Mokpo, South Korea paper mill, and is moving forward with additional sales including forest lands, sawmills, hydroelectric sites and other assets.

In addition, AbitibiBowater reiterates its synergy target of $375 million by the end of 2009. At the end of the first quarter, the Company had achieved an annual run rate of approximately $180 million in captured synergies.

Investor Call

A conference call hosted by management to discuss Q1 results will be held today at 10:00 AM (Eastern). Interested parties should dial (866) 898-9626 or (514) 868-1042 15 minutes before the beginning of the call, which will be webcast at abitibibowater.com, under “Webcasts and Presentations” in the “Investors” section.

Participants not able to listen to the live conference call can access a replay, which will also be available on the “Investors” section of the Company’s website beginning an hour after the conclusion of the call. Replay by phone will be available until May 17, 2008, by dialing (514) 861-2272 (passcode 3259317#).

About AbitibiBowater

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 27 pulp and paper facilities and 34 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, AbitibiBowater is also among the world’s largest recyclers of newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. AbitibiBowater’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

For Investors:	For Media:
Duane Owens	Seth Kursman
Vice President and Treasurer	Vice President, Communications and
(864) 282-9488	Government Affairs
(514) 394-2398
seth.kursman@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our efforts to reduce costs, increase revenues and profitability, and reduce debt, the closures of certain of our paper mills and sawmills, intentions to increase export shipments of newsprint, our ability to realize targeted synergies from the combination of Abitibi-Consolidated Inc. and Bowater

Incorporated, the anticipated timing and progress of integration efforts related to the combination, planned capital expenditures, our ability to meet our $1 billion debt reduction target, our ability to meet our asset sales targets for 2008 and 2009, efforts to improve overall financial flexibility and the Company’s liquidity position, the effects of recently announced and recently implemented price increases, the potential conversion of newsprint capacity to coated and other value-added papers, our competitive position generally within our industry, our ability to maintain and improve customer service levels, our financial performance and our business outlook, our assessments of market conditions and our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “will,” “would,” “could,” “may,” “expect,” “believe,” “anticipate,” and other terms with similar meaning indicating possible future events or potential impact on the business or stockholders of AbitibiBowater.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, industry conditions generally and further growth in alternative media, our ability to realize announced price increases, our ability to obtain timely contributions to our cost-reduction initiatives from our unionized and salaried employees, the prices and terms under which we would be able to sell targeted assets, the continued strength of the Canadian dollar against the U.S. dollar, and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the combination of Abitibi-Consolidated and Bowater, the following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully or that the improved financial performance, product quality and product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors are detailed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission (SEC) and the Canadian securities regulatory authorities, including those factors contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on March 20, 2008, under the caption “Risk Factors.” All forward-looking statements in this news release are expressly qualified by information contained in the Company’s filings with the SEC and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31,
	2008	2007 (1)
Sales	$1,728	$772
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	1,403	601
Depreciation, amortization and cost of timber harvested	191	80
Distribution costs	199	75
Selling and administrative expenses	97	49
Closure costs, impairment and other related charges	10	—
Net gain on disposition of assets (2)	(23)	(58)

Operating (loss) income	(149)	25

Other income (expense):
Interest income	3	2
Interest expense	(129)	(47)
Foreign exchange gain (loss)	41	(3)
Other, net	(10)	(4)

	(95)	(52)

Loss before income taxes and minority interests	(244)	(27)
Income tax provision (3)	(3)	(1)
Minority interests, net of tax	(1)	(7)

Net loss	$(248)	$(35)

Net loss per common share:
Basic and diluted (4)	$(4.32)	$(1.19)

Weighted-average number of shares outstanding:
Basic and diluted (4)	57.5	29.9

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$292	$195
Accounts receivable, net	809	754
Inventories, net	905	906
Assets held for sale (2)	239	184
Other current assets	101	103

Total current assets	2,346	2,142

Timber and timberlands	54	58
Fixed assets, net	5,569	5,707
Goodwill	779	779
Other intangible assets, net	1,170	1,203
Other assets	407	430

Total assets	$10,325	$10,319

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,195	$1,206
Short-term bank debt	894	589
Current installments of long-term debt	366	364
Liabilities associated with assets held for sale (2)	25	19

Total current liabilities	2,480	2,178

Long-term debt, net of current installments	4,697	4,695
Pension and other postretirement benefit obligations	905	936
Other long-term liabilities	243	231
Deferred income taxes	235	230
Minority interests in subsidiaries	147	150
Commitments and contingencies
Shareholders’ equity	1,618	1,899

Total liabilities and shareholders’ equity	$10,325	$10,319

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31,
	2008	2007 (1)
Cash flows from operating activities:
Net loss	$(248)	$(35)
Adjustments to reconcile net loss to net cash from operating activities:
Share-based compensation	6	5
Depreciation, amortization and cost of timber harvested	191	80
Deferred income taxes	(8)	(3)
Minority interests, net of tax	1	7
Net pension contributions	(60)	(11)
Net gain on disposition of assets	(23)	(58)
Amortization of debt discount, net	14	—
Gain on translation of foreign-currency denominated debt	(14)	—
Changes in working capital:
Accounts receivable	(55)	30
Inventories	1	(27)
Income tax receivables and payables	11	4
Accounts payable and accrued liabilities	6	(12)
Other, net	(19)	4

Net cash used for operating activities	(197)	(16)

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(35)	(26)
Disposition of assets, including timber and timberlands	29	64
Direct acquisition costs related to the Combination	—	(9)
Other investing activities, net	(1)	—

Net cash (used for) provided by investing activities	(7)	29

Cash flows from financing activities:
Cash dividends, including minority interests	(2)	(11)
Short-term financing	306	8
Short-term financing repayments	—	(8)
Payments of long-term debt	(3)	(3)

Net cash provided by (used for) financing activities	301	(14)

Net increase (decrease) in cash and cash equivalents	97	(1)
Cash and cash equivalents:
Beginning of period	195	99

End of period	$292	$98

ABITIBIBOWATER INC.

Notes to the Press Release and Unaudited Consolidated Financial Statement Information

(1)	On October 29, 2007, pursuant to a Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, Abitibi-Consolidated Inc. (“Abitibi”) and Bowater Incorporated (“Bowater”) combined in a merger of equals (the “Combination”), with each becoming a wholly-owned subsidiary of AbitibiBowater Inc. The Combination has been accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Bowater is deemed to be the “acquirer” of Abitibi for accounting purposes, and AbitibiBowater is deemed to be the successor to Bowater for purposes of U.S. securities laws and regulations governing financial reporting. Therefore, unless otherwise indicated, our press release and unaudited Consolidated Financial Statement information, including related notes, reflect the results of operations and financial position of both Abitibi and Bowater as of March 31, 2008 and December 31, 2007 and for the three-month period ended March 31, 2008 and those of only Bowater for the three-month period ended March 31, 2007. No significant adjustments were made to the preliminary purchase price allocation during the first quarter of 2008.

(2)	At December 31, 2007, we held our Snowflake paper mill, Price sawmill and some of our timberlands in the United States and Canada for sale. During the three months ended March 31, 2008, we sold approximately 14,916 acres of timberlands, our Price sawmill and other assets for proceeds of $29 million, resulting in a net gain on disposition of assets for the first quarter of 2008 of $23 million. In connection with the review and approval of the Combination by the antitrust division of the U.S. Department of Justice (“DOJ”), we agreed, among other things, to sell our Snowflake, Arizona newsprint mill and certain related assets and liabilities. On April 10, 2008, we completed the sale of the Snowflake mill to a subsidiary of Catalyst Paper Corporation for approximately $161 million. This sale was approved by the DOJ. At March 31, 2008, in addition to our Snowflake mill, we held our Fort William, Ontario facility and some of our timberlands in the United States and Canada for sale.

(3)	During the first quarter of 2008, income tax benefits and tax credits of $93 million arising primarily from operating losses at certain Canadian operations were entirely offset by tax charges to increase our tax valuation allowance. During the first quarter of 2007, income tax benefits and tax credits of $13 million were entirely offset by tax charges to increase our tax valuation allowance.

(4)	For the calculation of basic and diluted loss per share for the three months ended March 31, 2008 and 2007, no adjustments to net loss are necessary. Additionally, no adjustments to our basic weighted-average number of common shares outstanding are necessary to compute our diluted weighted-average number of common shares outstanding for all periods presented as the effect would be anti-dilutive. As a result of the Combination, each issued and outstanding share of Bowater common stock and exchangeable share of Bowater Canada Inc. was converted into 0.52 of a share of AbitibiBowater common stock and 0.52 of an exchangeable share of AbitibiBowater Canada Inc., respectively. All share and share-related information for the periods preceding the Combination have been restated to reflect the Bowater exchange ratio of 0.52.

(5)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net loss and loss per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income (loss), net loss and loss per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating loss from our Consolidated Statements of Operations adjusted for special items. Internally, we use a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes closure costs, impairment and other related charges, severance and merger-related costs, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income. Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net loss before special items - is defined as net loss from our Consolidated Statements of Operations adjusted for the special items discussed above plus foreign exchange gains or losses, and the adjustment for tax charges that have been taken against income tax benefits arising primarily from operating losses at certain of our Canadian operations (refer to Note 3 above). The adjustment for these items is consistent with our internal presentation, and the tax adjustment is provided for our investors to reflect a more appropriate effective tax rate. This non-GAAP measure should be used in addition to and not as a substitute for net loss provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Loss per share (EPS) before special items - is defined as diluted EPS calculated based on the net loss before special items. This non-GAAP measure should be used in addition to and not as a substitute for our loss per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended March 31, 2008 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(149)	$(248)	$(4.32)

Adjustments for special items:
Sale of assets	(23)	(16)	(0.27)
Severance	8	7	0.13
Closure costs, impairment and other related charges	10	10	0.17
Foreign exchange	—	(44)	(0.77)
Tax adjustments	—	76	1.32

GAAP as adjusted for special items	$(154)	$(215)	$(3.74)

Three Months Ended March 31, 2007 (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$25	$(35)	$(1.19)

Adjustments for special items:
Sale of assets	(58)	(36)	(1.20)
Severance and merger-related costs	10	7	0.23
Foreign exchange	—	3	0.11
Tax adjustments	—	12	0.41

GAAP as adjusted for special items	$(23)	$(49)	$(1.64)

(6)	A reconciliation of our operating loss reported under GAAP to our use of the non-GAAP measure of EBITDA by reportable segment is presented in the tables below. EBITDA by reportable segment is defined as operating loss from our Consolidated Statements of Operations, allocated to our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” adjusted by depreciation, amortization and cost of timber harvested. We believe that this non-GAAP measure allows investors to more easily compare the ongoing operations and financial performance of our reportable segments from period to period. Internally, we use this EBITDA by reportable segment measure as an indicator of a reportable segment’s performance. Therefore, this non-GAAP measure is consistent with our internal presentation. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing financial performance from period to period. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) by reportable segment provided in the notes to our Consolidated Financial Statements in our quarterly filings with the Securities and Exchange Commission.

Three Months Ended March 31, 2008 (unaudited, in millions)	Operating (loss) income	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment
GAAP as reported	$(149)	$191

Allocated to reportable segments:
Newsprint	(69)	83	$14
Coated papers	34	10	44
Specialty papers	(39)	69	30
Market pulp	31	14	45
Wood products	(35)	11	(24)
Corporate and other	(71)	4

GAAP as reported	$(149)	$191

Three Months Ended December 31, 2007 (unaudited, in millions)	Operating (loss) income	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment
GAAP as reported	$(358)	$157

Allocated to reportable segments:
Newsprint	(79)	68	$(11)
Coated papers	15	9	24
Specialty papers	(46)	54	8
Market pulp	30	14	44
Wood products	(59)	9	(50)
Corporate and other	(219)	3

GAAP as reported	$(358)	$157

A schedule of historical financial and operating statistics is available upon request and on AbitibiBowater’s web site (www.AbitibiBowater.com).